SCHEDULE 13G
CUSIP NO. 371485103                                           PAGE 1 OF 10 PAGES

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                        Generex Biotechnology Corporation
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    371485103
                                 (CUSIP Number)

                                 March 26, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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SCHEDULE 13G
CUSIP NO. 371485103                                           PAGE 2 OF 10 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Alexandra Global Master Fund Ltd.
              (No I.R.S. ID Number)

--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)[ ]
                                                             (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF       5  SOLE VOTING POWER
    SHARES
 BENEFICIALLY                  -0-
   OWNED BY      ---------------------------------------------------------------
     EACH          6  SHARED VOTING POWER
  REPORTING
    PERSON            1,666,668 shares of Common Stock (See Item 4)
    WITH:        ---------------------------------------------------------------
                   7  SOLE DISPOSITIVE POWER

                               -0-
                 ---------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                      1,666,668 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,666,668 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.14% (See Item 4)
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              CO
--------------------------------------------------------------------------------

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SCHEDULE 13G
CUSIP NO. 371485103                                           PAGE 3 OF 10 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Alexandra Investment Management, LLC
              13-4092583
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)[ ]
                                                             (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
   NUMBER OF       5  SOLE VOTING POWER
    SHARES
 BENEFICIALLY                  -0-
   OWNED BY      ---------------------------------------------------------------
     EACH          6  SHARED VOTING POWER
  REPORTING
    PERSON            1,666,668 shares of Common Stock (See Item 4)
    WITH:        ---------------------------------------------------------------
                   7  SOLE DISPOSITIVE POWER

                               -0-
                 ---------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                      1,666,668 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,666,668 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.14% (See Item 4)
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 371485103                                           PAGE 4 OF 10 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Mikhail A. Filimonov
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)[ ]
                                                             (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.
--------------------------------------------------------------------------------
   NUMBER OF       5  SOLE VOTING POWER
    SHARES
 BENEFICIALLY                  -0-
   OWNED BY      ---------------------------------------------------------------
     EACH          6  SHARED VOTING POWER
  REPORTING
    PERSON            1,666,668 shares of Common Stock (See Item 4)
    WITH:        ---------------------------------------------------------------
                   7  SOLE DISPOSITIVE POWER

                               -0-
                 ---------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                      1,666,668 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,666,668 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.14% (See Item 4)
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 371485103                                           PAGE 5 OF 10 PAGES

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Dimitri Sogoloff
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)[ ]
                                                             (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.
--------------------------------------------------------------------------------
   NUMBER OF       5  SOLE VOTING POWER
    SHARES
 BENEFICIALLY                  -0-
   OWNED BY      ---------------------------------------------------------------
     EACH          6  SHARED VOTING POWER
  REPORTING
    PERSON            1,666,668 shares of Common Stock (See Item 4)
    WITH:        ---------------------------------------------------------------
                   7  SOLE DISPOSITIVE POWER

                               -0-
                 ---------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                      1,666,668 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,666,668 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.14% (See Item 4)
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 371485103                                           PAGE 6 OF 10 PAGES

Item 1(a).    Name of Issuer:

              Generex Biotechnology Corporation (the "Issuer")

Item 1(b).    Address of Issuer's Principal Executive Offices:

              33 Harbour Square
              Suite 202
              Toronto, Ontario
              Canada  M5J  2G2

Item 2(a).    Names of Persons Filing:

              Alexandra Global Master Fund Ltd. ("Alexandra")
              Alexandra Investment Management, LLC ("Management")
              Mikhail A. Filimonov ("Filimonov")
              Dimitri Sogoloff ("Sogoloff")

Item 2(b).    Address of Principal Business Office:

              Alexandra - Citco Building, Wickams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands
              Management - 767 Third Avenue, 39th Floor, New York,
              New York 10017
              Filimonov - 767 Third Avenue, 39th Floor, New York,
              New York 10017
              Sogoloff - 767 Third Avenue, 39th Floor, New York,
              New York 10017

Item 2(c).    Place of Organization or Citizenship:

              Alexandra - British Virgin Islands
              Management - Delaware
              Filimonov - U.S.
              Sogoloff - U.S.

Item 2(d).    Title of Class of Securities:

              Common Stock, $.001 par value per share, of the Issuer (the "Common Stock")

Item 2(e).    CUSIP Number: 371485103

Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Alexandra, Management, Filimonov and Sogoloff

Item 4.       Ownership:

              (a)     Amount Beneficially Owned:

                      Alexandra: 1,666,668 shares*
                      Management: 1,666,668 shares*
                      Filimonov: 1,666,668 shares*
                      Sogoloff: 1,666,668 shares*

              (b)     Percent of Class:

                      Alexandra: 5.14%*



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SCHEDULE 13G
CUSIP NO. 371485103                                           PAGE 7 OF 10 PAGES

                      Management: 5.14%*
                      Filimonov:5.14%*
                      Sogoloff: 5.14%*

                      (Based on 31,436,260 shares of Common Stock outstanding, as of March 9, 2004, as stated by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended January 31, 2004)

              (c)     Number of Shares as to which the Person has:

                      (i)     sole power to vote or to direct the vote

                                                -0-

                      (ii)    shared power to vote or to direct the vote:

                              1,666,668 shares of Common Stock*

                      (iii)   sole power to dispose or to direct the
                              disposition of

                                                -0-

                      (iv) shared power to dispose or to direct the disposition of

                              1,666,668 shares of Common Stock*

*The shares of Common Stock reported as beneficially owned by Alexandra include 666,667 shares of Common Stock that are outstanding and 1,000,001 shares (subject to adjustment as provided in the rights to acquire such shares which rights Alexandra holds) of Common Stock which Alexandra has the right to acquire upon exercise of certain rights to acquire shares of Common Stock.

Management serves as investment advisor to Alexandra. By reason of such relationship, Management may be deemed to share voting and dispositive power over the shares of Common Stock owned by Alexandra. Management disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Alexandra or any other person reporting on this Schedule.

Filimonov serves as the Chairman, a Managing Member and the Chief Investment Officer of Management. Sogoloff serves as a Managing Member and the Chief Operations Officer of Management. By reason of such relationships, each of Filimonov and Sogoloff may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Management. Filimonov and Sogoloff each disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Management or any other person reporting on this Schedule.

SCHEDULE 13G
CUSIP NO. 371485103                                           PAGE 8 OF 10 PAGES

Item 5.       Ownership of Five Percent or Less of a Class:

              Not applicable

Item 6.       Ownership of More Than Five Percent on Behalf of Another Person:

              Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

              Not applicable

Item 8.       Identification and Classification of Members of the Group:

              Not applicable

Item 9.       Notice of Dissolution of Group:

              Not applicable

Item 10.      Certification:

By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

         Exhibit I: Joint Filing Agreement, dated as of April 15, 2004, by and among Alexandra, Management, Filimonov and Sogoloff.

SCHEDULE 13G
CUSIP NO. 371485103                                           PAGE 9 OF 10 PAGES

                                    SIGNATURE

         By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                      ALEXANDRA GLOBAL MASTER FUND LTD.

                      By: ALEXANDRA INVESTMENT MANAGEMENT, LLC,
                          Investment Advisor

                          By: /s/ Mikhail A. Filimonov
                          ----------------------------
                          Mikhail A. Filimonov
                          Title: Managing Member

                      ALEXANDRA INVESTMENT MANAGEMENT, LLC

                      By: /s/ Mikhail A. Filimonov
                      ----------------------------
                      Mikhail A. Filimonov
                      Title: Managing Member

                      /s/ Mikhail A. Filimonov
                      ----------------------------
                      Mikhail A. Filimonov

                      /s/ Dimitri Sogoloff
                      ----------------------------
                      Dimitri Sogoloff